UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2014

KOPPERS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-32737	20-1878963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

436 Seventh Avenue Pittsburgh, Pennsylvania	15219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 227-2001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 25, 2014, Brian H. McCurrie’s employment with Koppers Inc. (“Koppers”) terminated. Mr. McCurrie most recently served as Senior Vice President, Business Development.

In connection with his departure, Koppers and Mr. McCurrie entered into an Agreement and General Release (the “Release”), which provides that Mr. McCurrie will receive total gross severance payments of $864,208 over a period from July 26, 2014 through September 30, 2016 (the “Severance Pay Period”), payment for unused current and accrued vacation and continued coverage under all group health benefits during the Severance Pay Period. Effective July 25, 2014, all of Mr. McCurrie’s outstanding unvested time-based and performance-based awards and stock options are cancelled. To the extent that Mr. McCurrie has outstanding vested stock options, the terms of such options will continue to be governed by the provisions of the applicable stock option award agreement.

Pursuant to the Release, Mr. McCurrie has agreed to release any and all claims he may have against Koppers. Mr. McCurrie continues to be bound by restrictive covenants set forth in his employment agreement, effective October 12, 2003, as thereafter amended, including one-year non-competition and non-solicitation covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 30, 2014

KOPPERS HOLDINGS INC.

By:	/s/ Leroy M. Ball
Leroy M. Ball
Chief Operating Officer and Chief Financial Officer